Exhibit 99.1

Press Contact:	Investor Relations:
Drew Guthrie	Melissa Kivett	John Egan
Manager, Communications and Media Relations	Senior Vice President Investor Relations	Vice President Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7197
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
drew.guthrie@assurant.com	melissa.kivett@assurant.com	john.egan@assurant.com

FOR IMMEDIATE RELEASE

Assurant Executives Receive Wells Notices from SEC

New York – July 17, 2007 – Assurant, Inc. (“Assurant”) (NYSE: AIZ), announced today that the company has learned that Robert B. Pollock, Assurant’s president and chief executive officer, Philip Bruce Camacho, Assurant’s executive vice president and chief financial officer, and Adam Lamnin, executive vice president and chief financial officer of Assurant Solutions / Assurant Specialty Property, have each received a “Wells notice” from the staff of the Division of Enforcement of the U.S. Securities and Exchange Commission (the “SEC”) in connection with its ongoing investigation of certain loss mitigation insurance products. The Wells notices indicate that the SEC staff is considering recommending that the SEC bring a civil enforcement action against these individuals for violating various provisions of the federal securities laws. Under the SEC’s procedures, recipients of a Wells notice have the opportunity to respond to the SEC staff before the staff makes its formal recommendation to the Commission on whether any civil enforcement action should be brought by the SEC.

As previously disclosed on July 5, 2007, two employees of Assurant Solutions / Assurant Specialty Property, Michael Steinman and Dan Folse, also received Wells notices. After careful consideration, the Board has decided to place all five employees who have received Wells notices on administrative leave, pending further review of this matter. The full Board will meet again on Wednesday to appoint interim successors to Messrs. Pollock and Camacho and expects also to announce those interim appointments on Wednesday. Until these successors are named, the remaining members of Assurant’s Management Committee will continue to manage the company’s businesses and operations.

“The Assurant Board of Directors has formed a Special Committee of non-management directors. The Special Committee continues the Board’s work of evaluating the situation and will be in a position to continue to promptly recommend appropriate actions to the Board with respect to the investigation,” said Board chairman, Dr. John Palms.

“Over the past two years, Assurant has cooperated fully with the SEC’s industry-wide investigation and will continue to do so while focusing on executing on its proven business strategy and honoring its commitments to employees, customers and shareholders,” stated Dr. Palms.

Assurant is a premier provider of specialized insurance products and related services in North America and selected international markets. Its four key businesses—Assurant Employee Benefits, Assurant Health, Assurant Solutions and Assurant Specialty Property—have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments worldwide.

Assurant, a Fortune 500 company, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has more than $20 billion in assets and $7 billion in annual revenue. The Assurant Web site is www.assurant.com.

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